Exhibit 99.1

DISH NETWORK PASSES 11 MILLION CUSTOMER MILESTONE

Company Now Third Largest Pay-TV Provider

ENGLEWOOD, Colo., January 31, 2005 – EchoStar Communications Corporation (NASDAQ: DISH) announced that its DISH Network™ satellite TV service has passed the 11 million customer milestone. DISH Network’s lowest all-digital price and its award-winning customer service have prompted record numbers of consumers to switch from cable over the years, allowing DISH Network to pass Time Warner Cable as the third largest pay-TV provider in the United States.

     In the last five years, DISH Network has added more than 7.6 million net new customers. DISH Network passed the 10 million customer milestone in June 2004.

     “We are pleased that one out of every 10 U.S. households now subscribes to DISH Network, an achievement that took just over eight years,” said Charles Ergen, chairman and chief executive officer of EchoStar. “Television viewers have signaled their demand for quality programming, affordable prices, and top-notch customer service; and DISH Network excels at all three. With the lowest cost, all-digital TV service, plus the top ranking in customer satisfaction surveys, DISH Network is an easy choice for the 110 million U.S. households seeking home entertainment.”

     DISH Network has also established a reputation as the innovator in the pay-TV industry, becoming the first to offer digital video recorders at no cost, the first to offer a DVR that lets consumers record and watch two different shows simultaneously, and the first to offer a high definition DVR. Early this year, DISH Network will also offer a multi-room DVR that records in high definition, plus a DVR that will allow DISH Network to offer true video on demand – a first for satellite providers.

     DISH Network also offers customers 100 international channels in more than 25 languages, the most popular sports packages, the most popular high definition programming, the widest selection of interactive programming, and local channels in 152 markets and all 50 states, representing more than 93 percent of all U.S. television households.

     Here are year-end subscriber numbers for DISH Network since its inception (in millions, as of Dec. 31 of that year):

2003 – 9.425
2002 – 8.18
2001 – 6.83
2000 – 5.26
1999 – 3.41
1998 – 1.94
1997 – 1.04

     For more information on DISH Network and any of its products or services call 1-800-333-DISH (3474), visit www.dishnetwork.com or contact your local DISH Network retailer.

About EchoStar
EchoStar Communications Corporation (NASDAQ: DISH) serves more than 11 million satellite TV customers through its DISH Network™, the fastest growing U.S. provider of advanced digital television services in the last four years. DISH Network offers hundreds of video and audio channels, Interactive TV, HDTV, sports and international programming, together with professional installation and 24-hour customer service. DISH Network ranks No. 1 in Customer Satisfaction among Cable/Satellite TV Subscribers by J.D. Power and Associates. Visit EchoStar’s DISH Network at www.dishnetwork.com or call 1-800-333-DISH (3474).

PRESS CONTACT:
Steve Caulk, steve.caulk@echostar.com, 303-723-2010

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